Exhibit 99.1

           Journal Register Company Initiates Quarterly Cash Dividend


    TRENTON, N.J.--(BUSINESS WIRE)--July 27, 2005--Journal Register Company (NYSE:JRC) today announced that its Board of Directors has initiated a cash dividend policy and declared the Company's first quarterly cash dividend of $0.02 per share of Common Stock. The dividend will be payable on October 3, 2005 to shareholders of record on September 7, 2005.
    "The initiation of a regular quarterly cash dividend demonstrates our confidence in Journal Register Company's future and in our ability to continue to generate strong free cash flow," said Chairman and Chief Executive Officer Robert M. Jelenic. "Our strong free cash flow makes this an attractive and effective method of providing returns to our shareholders as we continue to build the long-term value of the Company. The approved plan will also enable us to continue to use excess free cash flow to reduce debt, repurchase shares and fund potential acquisitions."
    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 201 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.



    CONTACT: Journal Register Company
             Jean B. Clifton, (609) 396-2200
             President and Chief Operating Officer
             Fax: (609) 396-2292